UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 22, 2015

Griffin-American Healthcare REIT III, Inc.
(Exact name of registrant as specified in its charter)

Maryland	000-55434	46-1749436
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18191 Von Karman Avenue, Suite 300 Irvine, California		92612
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (949) 270-9200
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
As previously reported in our Current Report on Form 8-K filed on May 12, 2015, we, through GAHC3 Chorus Senior Housing Portfolio, LLC, our wholly-owned subsidiary, entered into an asset purchase agreement, or the Purchase Agreement, on May 6, 2015 with CABA SH Investors, LLC and CABA Operations, LLC, or collectively, the Seller, unaffiliated third parties, to purchase an assisted living facility located in Richmond, Virginia and certain operations of the Seller, or Richmond VA ALF, for an aggregate purchase price of approximately $64,000,000, plus closing costs.
On June 24, 2015, we entered into a reinstatement of and first amendment to asset purchase agreement, or the Reinstatement, with the Seller, to reinstate the Purchase Agreement that was terminated on June 22, 2015, as further reported in Item 1.02 below.
The material terms of the Reinstatement provide that: (i) the Purchase Agreement is reinstated and shall continue in full force and effect; (ii) if the lender has not approved our loan assumption request within 180 days after the date of execution of the Purchase Agreement, or the Loan Assumption Approval Period, then pursuant to section 2(c) of the Reinstatement, we shall have the unilateral and unconditional right to extend the Loan Assumption Approval Period by up to an additional 90 days by delivering to the Seller written notice of such election before the expiration of the Loan Assumption Approval Period; (iii) in the event the lender has not approved our loan assumption request as of the expiration of the Loan Assumption Approval Period, we shall have the option: (1) to terminate the Purchase Agreement, and upon such termination, escrow agent shall refund $250,000 of the earnest money deposit to the Seller and the balance of the earnest money deposit to us, whereupon neither party shall have any liability or obligation to the other party than those of the Purchase Agreement, which expressly survive a termination hereof; or (2) to proceed with closing, whereupon, the loan balance as of closing will be paid from the purchase price otherwise payable to the Seller, and Richmond VA ALF shall be conveyed to us free and clear of any mortgage debt, and any prepayment premium or similar penalty or fee related to the payment of the loan balance will be paid by us without deducting the same from the amount due to the Seller; (iv) if we elect to extend the Loan Assumption Approval Period and thereafter we fail to receive lender’s approval of our loan assumption request, and if such failure is the result of our having not exercised commercially reasonable efforts to obtain such approval, then we shall not have the right to terminate the Purchase Agreement pursuant to subclause (iii)(1) above, and instead we shall be required to proceed pursuant to subclause (iii)(2) above; (v) we shall be responsible for the payment of any fees, costs or expenses related to the loan assumption without deducting the same from the amount due to the Seller; (vi) if we elect to extend the Loan Assumption Approval Period, the Test Period, as defined in the Purchase Agreement, for the Seller to satisfy the census condition shall be October 1, 2014 through September 30, 2015; and (vii) we and the Seller have agreed: (1) to the form and substance of the management agreement, with the operating and capital budgets to be attached thereto, and to be executed at the closing; (2) to the form and substance of the intellectual property license agreement to be executed at the closing; and (3) for the Seller to cause the affiliated owner of a parcel located immediately adjacent to the real property to deliver to us at the closing, a perpetual, non-exclusive easement, on customary and reasonable terms and conditions reasonably acceptable to us, granting us and our tenants, guests and invitees the right to utilize the parking areas on said parcel. The material terms of the Reinstatement are qualified in their entirety by the Reinstatement attached as Exhibit 10.1 to this Current Report on Form 8-K. The material terms of the Purchase Agreement are qualified in their entirety by the Purchase Agreement attached as Exhibit 10.1 to our Current Report on Form 8-K filed on May 12, 2105 and are incorporated herein by reference.
We intend to finance the purchase of Richmond VA ALF through the assumption of the Seller's existing mortgage loan secured by Richmond VA ALF, subject to the terms of the Purchase Agreement and Reinstatement, which has an outstanding balance as of June 22, 2015 of approximately $37,819,000, and the remainder using cash on hand from the net proceeds of our initial public offering. We anticipate paying an acquisition fee in cash of 2.25% of the aggregate purchase price of Richmond VA ALF to our advisor and its affiliates in connection with the acquisition of the property. The closing of the acquisition of Richmond VA ALF is expected to occur during the third quarter of 2015; however, no assurance can be provided that we will be able to purchase the property in the anticipated timeframe, or at all since the potential acquisition of Richmond VA ALF is subject to substantial conditions to closing.

Item 1.02 Termination of a Material Definitive Agreement.
On June 22, 2015, we notified the Seller in writing that we terminated the Purchase Agreement, effective immediately. Pursuant to section 1.8 of the Purchase Agreement, we have the unconditional right, for any reason or no reason, to terminate the Purchase Agreement by giving written notice prior to the diligence period and that except as otherwise stated in the Purchase Agreement, all rights, liabilities and obligations of the parties shall expire. The material terms of the Purchase Agreement are qualified in their entirety by the agreement attached as Exhibit 10.1 to our Current Report on Form 8-K filed on May 12, 2105 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Reinstatement of and First Amendment to Asset Purchase Agreement by and between GAHC3 Chorus Senior Housing Portfolio, LLC, CABA SH Investors, LLC and CABA Operations, LLC, dated June 24, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin-American Healthcare REIT III, Inc.

June 26, 2015	By: /s/ Jeffrey T. Hanson
Name: Jeffrey T. Hanson
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Reinstatement of and First Amendment to Asset Purchase Agreement by and between GAHC3 Chorus Senior Housing Portfolio, LLC, CABA SH Investors, LLC and CABA Operations, LLC, dated June 24, 2015